EXHIBIT 99.1

Puradyn Releases 2019 1st Quarter Unaudited Financial Results

Boynton Beach, FL – May 15, 2019 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), a global manufacturer of oil bypass filtration systems, today reported unaudited results of operations for the first fiscal quarter ended March 31, 2019.

Net sales for the three months ended March 31, 2019 were $482,993 compared to $885,740 for the same period in 2018, a decrease of 45%, which is principally attributed to a few customers delaying orders due to the rapid decline of market certainty and the volatility of oil prices, especially in the oil and gas segment that began in November 2018 and continued through the first quarter.

Gross profit, as a percentage of sales, decreased by 60% in the three months ended March 2019 from the same period in 2018.  Loss from operations for the three months ended March 31, 2019 was $(278,142) as compared to a loss of $(224,039) in the same period in 2018.

The Company reported a net loss of $(367,140) or $(0.01) per share, basic and diluted, for the three months ended March 31, 2019, compared to a net loss of $(36,743) or $(0.00) per share, basic and diluted, for the same period in 2018. Basic and diluted weighted average shares used in the calculations for the first three months of 2019 were 69,016,468 shares.

Key business highlights from the first quarter include:

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Revenues in the quarter were negatively impacted by decisions from a few customers to delay orders of new systems beginning in early November 2018 and continuing through the first quarter, due to the market uncertainty driven by a precipitous drop and slow rebound in oil prices and equity shares overall during that period.

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The delay of one single customer’s order of new systems, which would have fulfilled the second half of their order that began in the fourth quarter of 2018, represents almost the entire difference in sales between this quarter and the same period in 2018.

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Filter sales were lower compared to the first quarter of 2018 due to two customers who were replenishing filter inventories with large orders in early 2018 and rig count declines that began in the fourth quarter of 2018 and are not expected to rebound until later in the second quarter of this year.

 “The first quarter of 2019 was especially challenging due to the delaying of anticipated orders for new systems by customers impacted by market uncertainty, especially within the oil and gas segment,” commented Ed Vittoria, CEO of Puradyn.  “We believe that the recent rebound and increased stability of oil prices will result in the fulfillment of these orders and additional orders from prospective customers who are currently conducting trials.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 26, 2019 and its other periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2019

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$482,993	$885,740
Cost of products sold	330,501	504,442
Gross Profit	152,492	381,298

Costs and expenses:
Salaries and wages	228,578	193,268
Selling and administrative	190,639	150,070
Loss on impairment of patents	11,417	—
Total operating costs	430,634	343,338

Income / (Loss) from operations	(278,142)	37,960

Other income (expense):
Interest expense	(88,998)	(74,703)
Total other expense, net	(88,998)	(74,703)
Net loss before income tax expense	(367,140)	(36,743)

Provision for income taxes	—	—

Net loss	$(367,140)	$(36,743)

Basic and diluted loss per common share	$(0.01)	$(0.00)

Weighted average common shares outstanding basic and diluted	69,016,468	69,016,468

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CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

kmorris@puradyn.com

http://www.puradyn.com

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